UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 7, 2014

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 7, 2014, the Board of Directors of Polymer Group, Inc. (the “Company”) announced its intention for the Company to exit the European roofing business in an effort to optimize the Company’s portfolio.  The Company will comply with all legal obligations associated with this expressed intention. The plan could include (1) the possible shutdown of two manufacturing lines at the Company’s Berlin, Germany manufacturing facility; (2) the possible closure of the Company’s manufacturing facilities in Aschersleben, Germany with the consolidation of its converting activities to Berlin and (3) possible workforce reductions at both facilities.  The Company expects that the restructuring will be substantially complete by the end of 2014, subject to compliance with its legal obligations and any associated impacts on timing.

Total cash restructuring costs for the exit plan (including both facilities) are expected to be within the range of €5.2 million to €6.5 million. Of the total cash charge, approximately €5.0 million to €6.0 million is related to employee-related expenses, including termination expenses, site closure costs and advisory fees. The remaining charges of €0.2 million to €0.5 million are related to equipment relocation, startup and other costs. These estimates are subject to a number of assumptions (including the number of employees accepting severance packages and the specific timing of the implementation of the exit plan). Actual results may differ from expected results.

Although the Company does not expect to incur any material non-cash impairment charges, the Company will accelerate the depreciation of the existing facilities and related assets being decommissioned in order to properly align the remaining useful lives of the assets with timing of the planned shutdown/consolidation.  Associated non-cash amounts are expected to be in the range of €9.0 million to €11.0 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: March 7, 2014	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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